AMENDMENT NO. 1 TO THE
             TAKECARE SAVINGS AND RETIREMENT PLAN
                    AND TRUST AGREEMENT
                      (1992 Restatement)


     The TakeCare Savings and Retirement Plan and Trust Agreement
(1992 Restatement) is hereby amended as hereinafter set forth.

     1.   Section 1.7(c) is hereby amended to read as follows:

               "(c) compensation shall include, except as provided in Sections 3.1(a), 5.5 and 15.2(b), all amounts deferred under a Code Section 401(k) qualified cash or deferred arrangement and elective contributions under a Code Section 125 cafeteria plan."

     2.   Section 1.12 is hereby amended to read as follows:

               "1.12 Entry Date. (a) Except as provided in subsections (b) and (c), the first day of the month next following or coincident with the date which is thirty days after the date for which an employee is first credited with an Hour of Service.

               (b) The Entry Date of an employee who customarily performs from twenty to twenty-nine Hours of Service per week shall be the first day of the month next following or coincident with the date which is ninety days after the date for which an employee is first credited with an Hour of Service.

               (c) The Entry Date of an employee who is either a former employee of Lincoln National Services Administration Corporation who is first credited with an Hour of Service on or after March 1, 1992 and on or before May 1, 1992 or a former employee of Comprecare who became an employee of the Employer as a direct result of the acquisition of Comprecare by the Employer shall be the later of (1) the date for which the employee is first credited with an Hour of Service (without regard to the second paragraph of Section 1.15(b)) or (2) the date otherwise applicable under subsection (a) or (b)."

     3. The second paragraph of Section 1.15(b) is hereby amended to read as follows:

               "Effective March 1, 1992, Hours of Service will be credited for employment with Lincoln National Services Administration Corporation with respect to any employee who would otherwise first be credited with an Hour of Service on or after March 1, 1992 and on or before May 1, 1992. Employees who were employed by Comprecare and who became employees of the Employer as a direct result of the acquisition of Comprecare by the Employer shall receive full credit for all Hours of Service completed as an employee of Comprecare in determining participation and vesting under the Plan."

     4.   Section 1.27 is hereby amended to read as follows:

               "1.27  Salary Deferral Contribution.  A
          contribution made by the Employer to the Trust under
          Section 3.1 pursuant to a Salary Deferral Agreement or a Code Section 125 cafeteria plan."

     5.   Section 1.34 is hereby amended to read as follows:

               "1.34 Year of Service. With respect to an employee, other than an employee who was employed by Comprecare and became an employee of the Employer as a direct result of the acquisition of Comprecare by the Employer, a period of twelve months of Service commencing as of the later of (a) the Effective Date or
          (b) the date for which the employee is first credited with an Hour of Service where a month of Service shall be credited for each calendar month in which an employee has been credited with at least one Hour of Service. With respect to an employee who was employed by Comprecare and became an employee of the Employer as a direct result of the acquisition of Comprecare by the Employer, a period of twelve months of Service commencing as of the date for which the employee is first credited with an Hour of Service where a month of Service shall be credited for each calendar month in which an employee has been credited with at least one Hour of Service."

     6.   Section 2.1(a) is hereby amended to read as follows:

               "Each employee of the Employer who customarily performs twenty or more Hours of Service per week is initially eligible to participate in the Plan on his or her Entry Date, provided, however, that he or she is at least eighteen (18) years of age, and he or she is not included in a unit of employees covered by a collective bargaining agreement between employee representatives and the Employer if retirement benefits were the subject of good faith bargaining between the employee representatives and the Employer."

     7.   Section 2.2 is hereby amended to read as follows:

               "2.2 Continuance of Participation.
               (a) A Participant shall participate in the Plan for each Plan Year during which he or she (1) customarily performs twenty or more Hours of Service per week and (2) is not included in a unit of employees described in Section 2.1(a).

               (b) A Participant's participation in the Plan and his or her Salary Deferral Agreement under Section 3.1(a) shall be suspended if he or she does not meet the requirements described in Subsection (a) during a particular Plan Year, provided, however, that the Participant shall again become a Participant as of the date he or she again meets the requirements described in Subsection (a).

               (c) A suspended Participant shall not participate in the allocation under Sections 5.3 and 6.3 of Salary Deferral Contributions, Matching Contributions, Qualified Nonelective Contributions or forfeitures, but such Participant's accounts in the Trust Fund shall be subject to adjustment for the net income or loss of the Trust Fund under Section 5.4."

     8.   Section 3.1(a)(1) is hereby amended to read as follows:

               "(1)(A) Each Participant may enter into a written Salary Deferral Agreement with the Employer to provide for a reduction in his or her Compensation (or a foregoing of an increase in Compensation) that is not currently available to the Participant and to have such amounts contributed to the Plan by the Employer as a Salary Deferral Contribution on behalf of the Participant. The Salary Deferral Agreement shall provide for a Salary Deferral Contribution for a Participant in an amount equal to from 1% to 20% of the Participant's Compensation for a Plan Year. For purposes of the preceding sentence, 'Compensation' shall mean Compensation as defined in Section 1.8, but excluding elective contributions under a Code Section 125 cafeteria plan.

                    (B)  Salary Deferral Contributions may also
          be made to the Plan on behalf of the Participant under a Code Section 125 cafeteria plan maintained by the Employer in accordance with the rules and procedures set forth under such cafeteria plan."

     9. Section 3.1(a)(3) is hereby amended by the addition of the following sentence:

               "Notwithstanding the foregoing, an election to commence or increase or decrease Salary Deferral Contributions made during the last quarter of the 1992 calendar year may instead authorize the Employer to deduct a specific dollar amount for any one or more payroll periods during such quarter as specified by the Participant, and shall be effective on the date on or after such election as specified by the Participant."

     10.  Section 3.1(a)(4) is hereby amended to read as follows:

               "(4) If a Participant has received a hardship distribution pursuant to Section 8.11 or any other Code
          Section 401(k) qualified cash or deferred arrangement maintained by the Employer, then for a period of twelve months following the Participant's receipt of the distribution, the Salary Deferral Agreement of the Participant shall be suspended and no Salary Deferral Contributions shall otherwise be made on behalf of the Participant."

     11.  Section 3.1(g) is hereby amended to read as follows:

               "(g) Calculation of Income Allocable to Excess Salary Deferral Contributions. The income allocable to the Excess Salary Deferral Contribution of a Highly Compensated Employee shall be the gain or loss for the Plan Year determined with respect to the Excess Salary Deferral Contribution, as determined in a consistent and non-discriminatory manner under the method provided in Section 5.4(b) or under any other method as shall be permitted by Treasury Regulations."

     12.  Section 3.3(a)(1) is hereby amended to read as follows:

               "(1) For each Plan Year and, subject to Sections 3.1(c), 3.3(b) and 3.5(c), the Employer shall make Matching Contributions to the Trust for a Participant equal to 35% of the amount of the Salary Deferral Contributions contributed to the Plan on behalf of the Participant for the Plan Year, provided, however, that the total Matching Contributions for a Participant (exclusive of any additional Matching Contributions under Sections 3.3(b)(2)(B) or 6.3(d)(5)) for a Plan Year shall not exceed $2,000."

     13.  Section 4.2 is hereby amended to read as follows:

          "4.2  Plan to Plan Transfers of Assets.
               (a)(1)  Effective January 1, 1993 and
          notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this Section 4.2, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

               (b)  For purposes of this Section 4.2, the
          following definitions shall apply:

               (1) An 'Eligible Rollover Distribution' is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution shall not include (A) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of ten years or more; (B) any distribution to the extent such distribution is required under Code Section 401(a)(9); and (C) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

               (2) An 'Eligible Retirement Plan' is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the Participant's surviving spouse, an 'Eligible Retirement Plan' is an individual retirement account or individual retirement annuity.

               (3) A 'Distributee' includes a Participant or former Participant. In addition, the Participant's or former Participant's surviving spouse and the Participant's or former Participant's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), is a Distributee with regard to the interest of the spouse or former spouse.

               (4) A 'Direct Rollover' is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

               (c) The Committee may require that a Distributee requesting a Direct Rollover provide adequate information in a timely manner that the account, annuity or plan to which the Direct Rollover is to be made is an Eligible Retirement Plan, and neither the Committee nor the Trustee shall have any liability if their reliance on such information is reasonable."

     14.  Section 9.5(c) is hereby amended to read as follows:

               "(c) Loans to a Participant shall be secured in accordance with Section 14.3 by a lien on no more than 50% of the value of the Participant's vested interest in his or her Accounts in the Trust on the date of the loan or loans. The Participant by obtaining a loan in accordance with the terms of the Plan shall be deemed to have consented to the possible reduction in the Participant's vested account balance in satisfaction of a loan in default."

     15.  This Amendment No. 1 to the TakeCare Savings and
Retirement Plan and Trust Agreement (1992 Restatement) shall be effective as of July 1, 1992, except as otherwise provided.

     IN WITNESS WHEREOF, this Amendment No. 1 to the TakeCare
Savings and Retirement Plan and Trust Agreement (1992
Restatement) has been executed on this _____ day of _________
1993.

                         TAKECARE, INC.
                         and Its Subsidiaries



                         By:  /s/David Gates
                              -------------------------------

                         Its: Vice President - Finance

                         EMPLOYER